Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K to which these financial statements are an exhibit (the “Form 8-K”) .

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the PIPE Financing as described in the notes to unaudited pro forma condensed combined financial information below (collectively, the “Pro Forma Adjustments”).

RONI was formed on February 2, 2021. RONI is the managing member of RONI Opco, which was formed February 3, 2021, because it owns 34,502,000 Class A units of RONI Opco. Sponsor and the RONI independent directors are the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners having neither any kick-out rights nor substantive participating rights, it was considered a VIE. On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Under the proposed structure of the Business Combination, NET Power will be acquired by and will merge with and into Merger Sub in exchange for 137.2 million Class A units of RONI Opco (economic, non-voting) and 137.2 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 810 – Consolidation (“ASC 810”), the Business Combination triggers a VIE reconsideration event due to RONI Opco’s initial status as a VIE and due to its acquisition of NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, is considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of NET Power because RONI will continue to serve as the sole managing member of RONI Opco, a role that allows RONI to control the most significant activities of RONI Opco (through which it will also control NET Power). RONI will also have an economic interest that provides it the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination because it will continue to function like a limited partnership with a managing member, over whom the limited partners will lack both substantive kick-out and participating rights. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, since NET Power meets the definition of a business presented in ASC Topic 805 – Business Combinations, for accounting purposes the Business Combination represents an acquisition of a business by RONI, and NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value. The purchase consideration for the acquisition of NET Power consisted of the issuance of 137.2 million shares of Class B Common Stock of RONI, valued at $13.12 per share to arrive at a total consideration of $1.8 billion.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical condensed consolidated balance sheet of RONI as of March 31, 2023 with the historical consolidated balance sheet of NET Power as of March 31, 2023, giving further effect to Pro Forma Adjustments, as if they had been consummated as of March 31, 2023.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combine the historical condensed consolidated statement of operations of RONI for the year ended December 31, 2022, and the historical consolidated statements of operations of NET Power for the year ended December 31, 2022, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 combine the historical condensed consolidated statement of operations of RONI for the three months ended March 31, 2023, and the historical consolidated statements of operations of NET Power for the three months ended March 31, 2023, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited consolidated financial statements of RONI as of and for the year ended December 31, 2022 and the related notes included elsewhere in in the Form 8-K ;

●	the historical unaudited condensed financial statements of RONI as of and for the three months ended March 31, 2023 and the related notes included elsewhere in the Form 8-K;

●	the historical audited consolidated financial statements of NET Power as of and for the year ended December 31, 2022 and the related notes included elsewhere in the Form 8-K;

●	the historical unaudited condensed financial statements of NET Power as of and for the three months ended March 31, 2023 and the related notes included elsewhere in in the Form 8-K; and

●	the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of RONI,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NET Power” and other financial information relating to RONI and NET Power included elsewhere in the Form 8-K .

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. A review is in process to align all accounting policies among the two entities and therefore the results below are not necessarily indicative of figures post-transaction.

Rice Acquisition Corp. II
Unaudited Pro Forma Condensed Combined Balance Sheet
As of march 31, 2023
(in thousands, except share and per share amounts)

	RONI (Historical) (A)	NET Power (Historical) (B)	Transaction Accounting Adjustments			Pro Forma Balance Sheet
ASSETS
Current assets:
Cash	$845	$5,241	$642,935	4	(a)	$649,021
Due from Related Party	8	—	—			8
Receivables	—	63	—			63
Prepaid Expenses	205	436	—			641
Other Current Assets	—	2,424	—			2,424
Total Current Assets	1,058	8,164	642,935			652,157
Property, Plant and Equipment, net	—	66,942	28,718	4	(b)	95,660
Right-of-use asset	—	751	—			751
Intangible Assets, net	—	258	1,050,000	4	(b)	1,050,258
Goodwill	—	—	656,495	4	(b)	656,495
Deferred Tax Asset	—	—	—	4	(c)	—
Investments held in Trust Account	353,653	—	(353,653)	4	(d)	—
Total Assets	$354,711	$76,115	$2,024,495			$2,455,321

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts Payable	$26	$672	$—			$698
Accrued Liabilities	5,818	3,425	—			9,243
Due to Related Parties	—	4,035	—			4,035
Lease Liability	—	134	—			134
Total Current Liabilities	5,844	8,266	—			14,110
Derivative Warrant Liabilities	29,278	—	—			29,278
Deferred Underwriting Commissions in Connection with the Initial Public Offering	11,722	—	(11,722)	4	(e)	—
Asset Retirement Obligation	—	2,475	—			2,475
Lease liability	—	621	—			621
Total Liabilities	$46,844	$11,362	$(11,722)			$46,484

Rice Acquisition Corp. II Class A common stock, subject to possible redemption; $0.0001 par value; 34,500,000 shares issued and outstanding at redemption value of approximately $10.25 per share	$353,527	$—	$(353,527)	4	(f)	$—
Stockholders’ Equity (Deficit):
Rice Acquisition Corp. II Class A common stock; $0.0001 par value; 300,000,000 shares authorized; 2,500 shares issued and outstanding (Historical); 300,000,000 shares authorized (Pro Forma) 67,402,271 shares issued and outstanding (Pro Forma)	—	—	7	4	(g)	7
Rice Acquisition Corp. II Class B common stock; $0.0001 par value; 30,000 shares authorized (Historical); 8,625,000 shares issued and outstanding (Historical); 143,830,788 shares authorized, issued, and outstanding (Pro Forma)	1	—	14	4	(g)	15
NET Power Members’ Equity; 4,987,845 units authorized; 3,763,224 units issued and outstanding	—	274,988	(274,988)	4	(h)	—
Additional Paid-In Capital	—	31,340	813,906	4	(i)	845,246
Accumulated Deficit	(45,340)	(241,592)	231,699	4	(j)	(55,233)
Accumulated Other Income (Loss)	—	17	(17)	4	(k)	—
Non-Controlling Interests	(321)	—	1,619,123	4	(l)	1,618,802
Total Stockholders’ Equity (Deficit)	(45,660)	64,753	2,389,744			2,408,837
Total Liabilities, Ordinary Shares Subject to Possible Redemption and Shareholders’ Equity (Deficit)	$354,711	$76,115	$2,024,495			$2,455,321

See accompanying notes to the unaudited pro forma condensed combined financial information.

Rice Acquisition Corp. II
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except share and per share amounts)

	RONI (Historical) (A)	NET Power (Historical) (B)	Transaction Accounting Adjustments			Pro Forma Statement of Operations
Revenue	$—	$580	$—			$580
Cost of Revenue	—	275	—			275
Gross Profit	—	305	—			305
Operating Expenses:
General and Administration	5,796	17,189	31,000	5	(a)	53,985
General and Administration – Related Party	120	—				120
Sales and Marketing	—	801				801
Research and Development	—	18,953	—			18,953
Depreciation, Amortization and Accretion	—	13,387	109,103	5	(b)	122,490
Total Operating Expenses	5,916	50,330	140,103			196,349
Operating Loss	(5,916)	(50,025)	(140,103)			(196,044)
Other Income (Expense), Net:
Interest Income (Expense) – Net	4,898	(4,791)	(4,898)	5	(c)	(4,791)
Change in Fair Value of Warrant Liabilities	5,245	—	—			5,245
Other Income (Expense)	—	38	—			38
Net Other Income (Expense)	10,143	(4,753)	(4,898)			492
Net Income (Loss) before Income Taxes	4,227	(54,778)	(145,001)			(195,552)
Provision for Income Taxes	—	—	—	5	(d)	—
Net Income (Loss)	$4,227	$(54,778)	$(145,001)			$(195,552)
Net Gain (Loss) Attributable to Non-Controlling Interest in Subsidiary	163	—	(133,318)	5	(e)	(133,155)
Net Gain (Loss) Attributable to Controlling Interests	$4,064	$(54,778)	$(11,683)			$(62,397)
Weighted Average Shares Outstanding of Class A ordinary shares, Basic and Diluted (RONI); Weighted Average Units Outstanding, Basic and Diluted (NET Power)	34,502,500	3,703,000	202,605,559	5	(f)	211,233,059
Basic and Diluted Net Loss Per Share of Class A Common Stock (RONI); Basic and Diluted Net Loss Per Unit (NET Power);	$0.09	$(14.79)				$(0.30)
Weighted Average Shares Outstanding of Class B ordinary shares Basic and Diluted (RONI);	8,625,000
Basic and Diluted Net Loss Per Share of Class B Common Stock (RONI)	$0.09

See accompanying notes to the unaudited pro forma condensed combined financial information.

Rice Acquisition Corp. II
Unaudited Pro Forma Condensed Combined Statement of Operations
For the three Months Ended March 31, 2023
(in thousands, except share and per share amounts)

	RONI (Historical) (A)	NET Power (Historical) (B)	Transaction Accounting Adjustments			Pro Forma Statement of Operations
Revenue	$—	$50	$—			$50
Cost of Revenue	—	—	—			—
Gross Profit	—	50	—			50
Operating Expenses:
General and Administration	1,646	5,633	—			7,279
General and Administration – Related Party	30	—	—			30
Sales and Marketing	—	340	—			340
Research and Development	—	7,566	—			7,566
Project Development	—	218	—			218
Depreciation, Amortization and Accretion	—	3,332	27,276	6	(a)	30,608
Total Operating Expenses	1,676	17,089	27,276			46,041
Operating Loss	(1,676)	(17,039)	(27,276)			(45,991)
Other Income (Expense), Net:
Interest Income (Expense) – Net	3,710	(30)	(3,710)	6	(b)	(30)
Change in Fair Value of Warrant Liabilities	(4,446)	—	—			(4,446)
Other Income (Expense)	—	2	—			2
Net Other Income (Expense)	(736)	(28)	(3,710)			(4,474)
Net Income (Loss) before Income Taxes	(2,411)	(17,067)	(30,986)			(50,465)
Provision for Income Taxes	—	—	—	6	(c)	—
Net Income (Loss)	$(2,411)	$(17,067)	$(30,986)			$(50,465)
Net Gain (Loss) Attributable to Non-Controlling Interest in Subsidiary	(93)	—	(34,270)	6	(d)	(34,363)
Net Gain (Loss) Attributable to Controlling Interests	$(2,318)	$(17,067)	$3,284			$(16,102)
Weighted Average Shares Outstanding of Class A ordinary shares, Basic and Diluted (RONI); Weighted Average Units Outstanding, Basic and Diluted (NET Power)	34,502,500	3,748,000	202,605,559	6	(e)	211,233,059
Basic and Diluted Net Loss Per Share of Class A Common Stock (RONI); Basic and Diluted Net Loss Per Unit (NET Power);	$(0.05)	$(4.55)				$(0.08)
Weighted Average Shares Outstanding of Class B ordinary shares Basic and Diluted (RONI);	8,625,000
Basic and Diluted Net Loss Per Share of Class B Common Stock (RONI)	$(0.05)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Business Combination

On December 13, 2022, Rice Acquisition Corp. II (“RONI”) entered into the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among RONI, Rice Acquisition Holdings II LLC (“RONI Opco”), Topo Buyer Co, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of RONI Opco (the “Buyer”), Topo Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Buyer (“Merger Sub” and, together with RONI, RONI Opco and the Buyer, collectively, the “Buyer Parties”), and NET Power, LLC, a Delaware limited liability company (“NET Power”), pursuant to which, among other things, Merger Sub will merge with and into NET Power (the “the Business Combination”), with NET Power surviving the merger and becoming a direct, wholly owned subsidiary of the Buyer, on the terms and subject to the conditions set forth therein. Upon the consummation of the Business Combination, RONI will be renamed NET Power Inc.

Pursuant to the Business Combination Agreement, the aggregate merger consideration payable upon closing of the Business Combination to the selling shareholders of NET Power (“NET Power Holders”) was approximately $1.8 billion, subject to certain adjustments set forth in the Business Combination Agreement for, among other things, NET Power’s cash, indebtedness, unpaid transaction expenses, and certain capital expenditures. The merger consideration will consist of consideration in the form of newly issued Class A units of RONI Opco and newly issued shares of Class B Common Stock of RONI. The consideration will consist of 137.2 million Class A units of RONI Opco and 137.2 million shares of Class B Common Stock of RONI. Following the Closing, RONI will retain its “Up-C” structure, whereby all of the equity interests in NET Power will be held by RONI Opco, and RONI’s only assets will be its equity interests in RONI Opco. Following the Closing, RONI will be renamed NET Power Inc (the “Combined Company”).

As a result of the Business Combination, the Combined Company will become a publicly traded company with its common stock trading on the New York Stock Exchange, which will require it to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Following the closing of the Business Combination (the “Closing”), the ownership structure for the Combined Company is as follows in the table below, which was adjusted for RONI shareholders exercising their redemption rights totaling 21.2 million shares of Class A Common Stock as of the Closing.. The table below excludes the effect of 986,775 of Sponsor’s RONI Interests, which will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds). Due to the pro forma gross proceeds exceeding $397,500,000, the table below includes the following: the effect of 1,552,536 of Sponsor’s shares which vested as of the Closing due to the gross proceeds raised by RONI exceeding $397,500,000.. Additionally, the Company notes that the 50,000 shares belonging to “Other” equity holders below were issued to DeSolve, a consulting firm, in connection with the Business Combination.

Equity Holder	Shares	%
Public Shareholders	13,304,776	6%
PIPE Investors	54,044,995	25
Other	50,000	1
Controlling interests	67,399,771	32%
Existing NET Power Holders	137,192,563	65%
Sponsor and Affiliates	6,640,725	3
Noncontrolling interests	143,833,288	68%
Total	211,233,059	100%

The Class A Ordinary Shares, par value $0.0001 per share, of RONI (“Class A Common Stock” and, together with the Class B Ordinary Shares, the “Common Stock”) and warrants exercisable for Class A Common Stock were previoulsy listed on the New York Stock Exchange (the “NYSE”) under the symbols “RONI” and “RONI WS,” respectively. Certain shares of Class A Common Stock and certain warrants previously traded as units (the “Units”), each of which consisted of one share of Class A Common Stock and one-fourth of one redeemable warrant. The Units were listed on the NYSE under the symbol “RONI U.” The Units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as an independent security. We intend to apply to continue the listing of the Class A Common Stock and the warrants on the NYSE under the symbols “NPWR” and “NPWR WS,” respectively, upon the Closing. References herein to “Class B Common Stock,” “Class A Common Stock” and “Common Stock” are to those of RONI (prior to the Closing) or the Combined Company (upon and after the Closing).

In connection with the Closing, Rice Acquisition Corp. II (the “Sponsor”), , RONI Opco, the Buyer, and certain other individuals affiliated with the Companies entered into a stockholders agreement (the “Stockholders’ Agreement”), a copy of the form of which is attached as Annex E, which provides that, among other things, (i) the board of directors of the Combined Company (the “Combined Company Board”) consists of 10 directors (which may be increased to comply with independence requirements), including six independent directors. The Stockholders’ Agreement further grants certain board designation rights, subject to equity ownership thresholds in the combined company (NET Power Inc.), as follows: (i) OLCV NET Power, LLC designated three directors; (ii) the Sponsor designated one director; (iii) 8 Rivers Capital, LLC (through an entity controlled by it) designated one director; and (iv) Constellation designated one independent director.

Concurrently with the execution of the Business Combination Agreement, on December 13, 2022, RONI entered into the Sponsor Letter Agreement with the Sponsor. Pursuant to the Sponsor Letter Agreement, 1,000,000 RONI Interests held by the Sponsor were forfeited and canceled for no further consideration. Additionally, the Sponsor Letter Agreement stipulated that (a) 1,552,536 of the Sponsor’s RONI Interests vested as a result of the gross proceeds exceeding $397,500,000 as of the Closing; and (b) 986,775 of the Sponsor’s RONI Interests will be subject to forfeiture, and vest in equal one-third increments if, over any 20 trading days within any 30 consecutive trading-day period during the three years following the Closing, the trading share price of Class A Common Stock equals or exceeds $12.00 per share, $14.00 per share and $16.00 per share, respectively (or if RONI consummates a sale that would value such shares at the aforementioned thresholds).

The Sponsor and RONI’s independent directors also agreed to be bound by certain “lock-up” provisions, pursuant to the terms and conditions of the Sponsor Letter Agreement, as follows: (i) 3,510,643 of Sponsor’s and the Insiders’ RONI Interests will be restricted from transfer for a period of one year following the Closing and (ii) 1,575,045 of Sponsor’s RONI Interests will be restricted from transfer for a period of three years following the Closing, in each case, subject to customary exceptions and potential early-release based on the stock price sustaining specified price thresholds for 20 trading days within any 30 consecutive trading-day period.

In connection with the Business Combination Agreement, RONI entered into subscription agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase from RONI, and RONI has agreed to issue and sell to the PIPE Investors, an aggregate of 54.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $540.5 million, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combination.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures About Acquired and Disposed Businesses”. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Pro Forma Adjustments.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 was derived from the historical audited condensed balance sheet of RONI as of March 31, 2023 and the historical audited consolidated balance sheet of NET Power as of March 31, 2023 and giving further effect to the Pro Forma Adjustments as if they occurred on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combine the historical audited statement of operations of RONI for the year ended December 31, 2022, and the historical audited consolidated statements of operations of NET Power for the year ended December 31, 2022, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 combine the historical unaudited statement of operations of RONI for the three months ended March 31, 2023, and the historical unaudited consolidated statements of operations of NET Power for the three months ended March 31, 2023, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The historical financial information has been adjusted to reflect the pro forma adjustments giving effect to the Business Combination and related transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that RONI believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. RONI believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination and related transactions as described in more detail below. As such, the Company has elected not to present Management’s Adjustments. RONI and NET Power have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 137.2 million shares of Class B Common Stock expected to be issued to the NET Power Holders, the 13.3 million shares of Class A Common Stock remaining after the RONI stockholders exercised their redemption rights, the 6.6 million shares of Class B Common Stock issued to the Sponsor, and the 54.0 million shares of Class A Common Stock expected to be issued in connection with the PIPE Financing.

3. Accounting for the Business Combination

RONI was formed on February 2, 2021. It is the managing member of RONI Opco, which was formed February 3, 2021, as a result of its 34,502,000 Class A units of RONI Opco, and Sponsor and the RONI independent directors are the members of RONI Opco. Upon formation of RONI Opco, Sponsor held 100 Class A units of RONI Opco and 8,534,900 Class B units of RONI Opco, and RONI’s independent directors held 90,000 Class B units of RONI Opco. Due to RONI Opco’s limited liability company structure functioning like a limited partnership with RONI as the managing member having decision making authority and the limited partners not having any kick-out rights nor substantive participating rights, it was considered a VIE. On June 15, 2021, the IPO of RONI generated $345.0 million in cash that was subsequently contributed to RONI Opco for purposes of effecting the Business Combination at a later date. On July 26, 2022, RONI and NET Power executed a letter of intent to execute the Business Combination. On December 5, 2022, Buyer was formed as a wholly-owned subsidiary of RONI Opco, and Merger Sub was formed as a wholly-owned subsidiary of Buyer. Upon formation and through the Business Combination, neither Buyer nor Merger Sub had significant pre-combination activities or material assets, liabilities, revenues or operations, and they were each were determined to be non-substantive entities as it relates to the Business Combination. Under the proposed structure of the Business Combination, NET Power will be acquired by and will merge with and into Merger Sub in exchange for 137.2 million Class A units of RONI Opco (economic, non-voting) and 137.2 million shares of Class B Common Stock of RONI (voting, non-economic).

In accordance with FASB’s ASC Topic 810, the Business Combination triggers a VIE reconsideration event due to RONI Opco’s status as a VIE and due to its acquisition of NET Power through its 100% owned subsidiaries, Buyer and Merger Sub. Based on the organization of the Up-C structure, in applying a bottom-up approach to determining the consolidation of the entities involved in the Business Combination, NET Power, a previously unconsolidated entity having no common control relationship with of the entities involved in the Up-C structure, is considered to be acquired by RONI Opco as a result of it being wholly-owned by Buyer, a wholly-owned subsidiary of RONI Opco, with Buyer being considered a non-substantive entity. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination, with RONI as its primary beneficiary. RONI was determined to be the primary beneficiary of RONI Opco before and after the acquisition of NET Power because RONI will ultimately be the sole managing member of RONI Opco, having the power to control the most significant activities of RONI Opco (through which it will also control NET Power), while RONI will also have an economic interest that provides it with the ability to participate significantly in RONI Opco’s benefits and losses under all redemption scenarios. RONI Opco, which will subsequently be renamed to NET Power Operations LLC, will continue to be considered a VIE after the Business Combination because it will continue to function like a limited partnership with a managing member, over whom the limited partners will lack both substantive kick-out and participating rights. As a result, NET Power will be treated as the “acquired” company for financial reporting purposes. Accordingly, since NET Power meets the definition of a business in ASC 805, for accounting purposes the Business Combination represents an acquisition of a business by RONI, and NET Power’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value. The purchase consideration for the acquisition of NET Power consisted of the issuance of 137.2 million shares of newly issued Class B Common Stock of RONI, valued at $13.12 per share to arrive at a total consideration of $1.8 billion.

The preliminary purchase price allocation of the acquisition for NET Power for common stock consideration as of March 31, 2023 is as follows:

Common stock consideration	$1,799,966,427
Fair value of total consideration transferred	$1,799,966,427

Assets:
Current Assets:
Cash and cash equivalents	$5,241,000
Account receivable – net	63,000
Other	2,424,000
Prepaid expenses and other current assets	436,000
Total current assets	$8,164,000
Other assets	258,000
Property and equipment, net	95,660,053
Intangible assets – developed technology	1,050,000,000
Right-of-use asset	751,000
Deferred tax asset	—
Total assets	$1,154,833,053

Liabilities:
Current liabilities:
Accounts payable	$672,000
Accrued and other current liabilities	3,425,000
Due to related parties	4,035,000
Member loans	134,000
Total current liabilities	$8,266,000
Asset retirement obligation	2,416,000
Lease liability	656,000
Total liabilities	$11,362,000

Total identifiable net assets	$1,143,471,053
Goodwill	$656,495,374
Net assets acquired	$1,799,966,427

Property and equipment assets are depreciated over a remaining weighted average useful life of 7 years. Fair value adjustments include a $28,718,053 step-up in fair value.

Intangible assets primarily consist of developed technology and are depreciated over a remaining weighted average useful life of 10 years. Fair value adjustments include $1,050,000 step-up in fair value.

Estimated Goodwill of $656,495,374 is recognized as part of the merger.

The increase to depreciation and amortization expense totaled $109.1 million related to property and equipment and intangible assets for the year ended December 31, 2022. The increase to depreciation and amortization expense totaled $27.3 million related to property and equipment and intangible assets for the three months ended March 31, 2023.

Due to the company’s Up-C structure and the pass-through tax status of RONI Opco, no deferred taxes are recorded on the LLC. RONI will have a deferred tax asset for its tax basis in RONI Opco in excess of its investment in the partnership. Due to cumulative losses, the company has provided a full valuation allowance against such deferred taxes as it is more likely than not that we will not realize the tax benefit of any deferred tax assets resulting from the transaction.

4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2023

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 includes the Pro Forma Adjustments giving effect to the Business Combination and related transactions noted in this filing. RONI and NET Power did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)	Derived from the historical unaudited condensed consolidated balance sheet of RONI as of March 31, 2023.

(B)	Derived from the historical unaudited consolidated balance sheet of NET Power as of March 31, 2023.

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)	To reflect the combination of the following items: the payment of approximately $11.7 million of deferred underwriters’ fees incurred during the RONI IPO that are payable upon completion of the Business Combination, the release of $353.7 million of cash from the Trust Account to the cash and cash equivalents account reduced by $219.0 million for RONI Stockholders exercising their redemption rights for 21.2 million shares of Class A Common Stock, the issuance of an aggregate of 54.0 million shares of Class A Common Stock in the PIPE Financing at an average price of $10.00 per share, for an aggregate purchase price of $540.5 million, a $10 million pre-transaction equity contribution from an existing NET Power Holder, and the payment of the estimated transaction expenses of $30.5 million. See table below:

Release of Trust Account	$134,706
Payment of deferred underwriters’ fees	(11,721)
Issuance of 54.0 million shares of Class A Common Stock in the PIPE Financing	540,450
Pre-transaction equity contribution of existing NET Power Holder	10,000
Payment of transaction expenses	(30,500)
Cash and cash equivalents	$642,935

b)	To reflect fair value step-up related to Property, Plant, & Equipment of $28.7 million, which is attributable to the fair value of NET Power’s Demonstration Plant in La Porte, Texas, and a fair value step-up related to Intangible Assets of $1,050.0 million, which is attributable to the fair value of NET Power’s patented technology, and the estimated Goodwill balance of $656.5 million to be recognized as part of the merger. The Demonstration Plant is expected to have an estimated remaining useful life of 7 years based on NET Power’s planned utility of the plant. The patented technology is expected to have a remaining useful life of 10 years based on the average remaining life of NET Power’s patent protections.

c)	Pursuant to the Business Combination Agreement, in consideration of the transactions set forth above, RONI will increase its tax basis in RONI Opco. The total tax benefit from RONI's share of RONI Opco's historical tax basis will generally be depreciated and amortized over 15 years. It is more likely than not that we will not realize the tax benefit of any deferred tax assets resulting from the transaction, and therefore have recorded a full valuation allowance. As a result, the pro forma consolidated balance sheet does not reflect an adjustment for deferred taxes.

In addition, prior to the completion of this offering, we will enter into a Tax Receivable Agreement with certain of Existing Net Power Holders that provides for the payment by RONI to such Existing NET Power Holders of 75% of the benefits, if any, that RONI actually realizes, or is deemed to realize. Amounts payable under the Tax Receivable Agreement are contingent upon, among other things, generation of sufficient future taxable income during the term of the Tax Receivable Agreement. As such, we determined there is no resulting liability related to the Tax Receivable Agreement arising from the Transactions as the associated deferred tax assets are fully offset by a valuation allowance. However, if all of the Existing NET Power Holders were to exchange or sell to RONI all of their Class A Units of RONI Opco, we would recognize a deferred tax asset of approximately $448.0 million and a liability under the Tax Receivable Agreement of approximately $336.0 million, assuming: (i) all exchanges or purchases occurred on the same day; (ii) a price of $13.12 per share; (iii) a constant corporate tax rate of 22.28%; (iv) that we will have sufficient taxable income to fully utilize the tax benefits; and (v) no material changes in tax law. These amounts are estimates and have been prepared for illustrative purposes only. The actual amount of deferred tax assets and related liabilities that we will recognize will differ based on, among other things, the timing of the exchanges, the price per share of our Domestication Class A Common Stock at the time of the exchange, and the tax rates then in effect.

d)	To reflect the release of $353.6 million of cash from the Trust Account to the cash and cash equivalents account.

e)	To reflect the payment of approximately $11.7 million of deferred underwriters’ fees incurred during the RONI IPO that are payable upon completion of the Business Combination.

f)	To reflect the reclassification of common stock subject to redemption of 34.5 million shares of Class A Common Stock to permanent equity.

g)	To reflect the reclassification, of common stock subject to redemption of 34.5 million shares of Class A Common Stock to permanent equity reduced by share redemptions totaling 21.2 million shares, the issuance of 137.2 million shares of Class B common stock in connection with the acquisition of NET Power, the issuance of an aggregate of 54.0 million shares of Class A Common Stock in the PIPE Financing at a price of $10.00 per share, for an aggregate purchase price of $540.5 million and the issuance of an aggregate 50 thousand shares of Class A Common Stock at $10.00 per share for $500,000 of transaction expenses.

h)	To reflect the elimination of the accumulated deficit of NET Power, the accounting acquiree.

i)	To reflect the combination of the following items: (1) the reclassification of Class A Common Stock adjusting from temporary equity to permanent equity ($353.5 million) reduced by share redemptions of 21.2 million shares ($218.9 million), (2) the reclassification of the non-controlling interest associated with the Class A and Class B units in RONI Opco held by unitholders other than NET Power Inc., which represents 68.1% of the total ownership interests of RONI Opco ($1.6 billion), (3) the issuance of 137.2 million shares of Class B Common Stock to effect the acquisition of NET Power ($1.8 billion), (4) the issuance of an aggregate of 54.0 million shares of Class A Common Stock in the PIPE Financing at a price of $10.00 per share, for an aggregate purchase price of $540.5 million.

j)	To reflect the combination of the following items: the elimination of the accumulated deficit of NET Power and the controlling interest’s share of $31.0 million in transaction expenses associated with the Business Combination.

k)	To reflect the elimination of the accumulated other comprehensive loss of NET Power.

l)	To reflect the reclassification of the non-controlling interests associated with the Class A and Class B units in RONI Opco ($1.6 billion) held by unitholders other than NET Power Inc. and the noncontrolling interest’s share of $31.0 million in transaction expenses associated with the Business Combination. As of March 31, 2023, the pro forma ownership of RONI Opco is as follows:

Holders	Class A Units	Class B Units	Total Units	% of Total
NET Power Inc.	67,399,771	—	67,399,771	31.8%
Sponsors	100	6,550,625	6,550,725	3.1%
Existing NET Power Holders	137,192,563	—	137,192,563	65.0%
Independent Directors	—	90,000	90,000	0.1%
Total	204,592,334	6,640,625	211,233,059	100.0%

Pursuant to the Merger Agreement, in consideration of the transactions set forth above, RONI will increase its ownership in RONI Opco. The total tax benefit from such RONI’s share of the historical tax basis, including any increases thereto as a result of the transactions and the existing tax attributes, will be amortized generally over 15 years. It is more likely than not that the Combined Company will not realize the tax benefit of any deferred tax assets resulting from the transaction, and therefore have recorded a full valuation allowance. As a result, the pro forma consolidated balance sheet does not reflect an adjustment for deferred taxes.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022

RONI and NET Power did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Business Combination and the PIPE Financing, assuming the Pro Forma Adjustments occurred on January 1, 2022.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)	Derived from the historical audited condensed consolidated statements of operations of RONI for the year ended December 31, 2022.

(B)	Derived from the historical audited consolidated statements of operations of NET Power for the year ended December 31, 2022.

Pro forma adjustments giving effect to the Business Combination and related transactions:

a)	To reflect the transaction expenses of $31.0 million associated with the acquisition of NET Power.

b)	To reflect one year of incremental depreciation of Property, Plant, and Equipment assets of $4.1 million based on a seven year estimated useful life and one year of incremental amortization of Intangible assets of $105 million based on a 10-year estimated useful life as a result of the fair value step-ups as part of the merger.

c)	To reflect the removal of approximately $4.9 million of interest earned on the Trust Account investments in 2022.

d)	As a result of the Combined Company’s Up-C structure, RONI’s share of RONI Opco earnings will be subject to tax. However, as RONI Opco has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

e)	To reflect the noncontrolling interest portion (68.1%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

f)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the twelve months ended December 31, 2022 are calculated as follows:

Year Ended December 31, 2022
Weighted average shares calculation – basic and diluted
RONI weighted average public shares outstanding	8,627,500
Cancellation of Founder Shares in connection with the Business Combination	(1,986,775)
Class A Common Stock subject to redemption reclassified to equity	34,500,000
Class A Common Stock redemptions in connection with the Business Combination	(21,195,224)
Issuance of Class A Common Stock in connection with closing of the PIPE Financing	54,044,995
Issuance of Class A Common Stock in connection with other closing transactions	50,000
Issuance of Class B Common Stock to NET Power Holders in connection with the acquisition of NET Power	137,192,563
Weighted average shares outstanding	211,233,059

The table below presents the weighted averages shares outstanding by each shareholder group. The table below excludes 8,625,000 public warrants and 10,900,000 private placement warrants held by the Sponsor because including them would have had an anti-dilutive effect on net loss per share, causing net loss per share for the year ended December 31, 2022 to be $0.27.

Holders	Maximum Redemption	% of Total
Public shareholders	13,304,776	6%
Sponsor and Affiliates	6,640,725	3%
Existing NET Power Holders	137,192,563	65%
Other	50,000	1%
PIPE Investors	54,044,995	25%
Total Common Shares	211,233,059	100.0%

6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2023

RONI and NET Power did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Pro Forma Adjustments, assuming the Pro Forma Adjustments occurred on January 1, 2022.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)	Derived from the unaudited condensed consolidated statements of operations of RONI for the three months March 31, 2023.

(B)	Derived from the unaudited consolidated statements of operations of NET Power for the three months ended March 31, 2023.

Pro forma adjustments directly attributable to the transaction:

a)	To reflect three months of incremental depreciation of Property, Plant, and Equipment assets of $1.0 million based on a seven year estimated useful life and three months of incremental amortization of Intangible assets of $26.3 million based on a 10-year estimated useful life as a result of the fair value step-ups as part of the merger.

b)	To reflect the removal of approximately $3.7 million of interest earned on the Trust Account investments at March 31, 2023.

c)	As a result of the Combined Company’s up-C structure, RONI Opco will be a tax-paying entity. However, as RONI has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)	To reflect the noncontrolling interest portion (68.1%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

e)	As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the three months ended March 31, 2023 are calculated as follows:

Three Months Ended March 31, 2023
Weighted average shares calculation – basic and diluted
RONI weighted average public shares outstanding	8,627,500
Cancellation of Founder Shares in connection with the Business Combination	(1,986,775)
Class A Common Stock subject to redemption reclassified to equity	34,500,000
Class A Common Stock redemptions in connection with the Business Combination	(21,195,224)
Issuance of Class A Common Stock in connection with closing of the PIPE Financing	54,044,995
Issuance of Class A Common Stock in connection with other closing transactions	50,000
Issuance of Class B Common Stock to NET Power Holders in connection with the acquisition of NET Power	137,192,563
Weighted average shares outstanding	211,233,059

The table below presents the weighted averages shares outstanding by each shareholder group. The table below excludes 8,625,000 public warrants and 10,900,000 private placement warrants held by the Sponsor because including them would have had an anti-dilutive effect on net loss per share, causing net loss per share for the three months ended March 31, 2023 to be $0.07.

Holders	Maximum Redemption	% of Total
Public shareholders	13,304,776	6%
Sponsor and Affiliates	6,640,725	3%
Existing NET Power Holders	137,192,563	65%
Other	50,000	1%
PIPE Investors	54,044,995	25%
Total Common Shares	211,233,059	100.0%

Comparative Share Information

The following table sets forth selected historical comparative share information for RONI and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on December 31, 2022. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2022.

This information is only a summary and should be read together with the historical financial statements of RONI and the Companies and related notes. The unaudited pro forma condensed combined per share information of RONI and the Companies is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RONI and NET Power been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RONI’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the Class A shares are no longer subject to redemption. RONI has not considered the effect of the warrants sold in the RONI IPO and private placement to purchase an aggregate of 19,525,000 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented.

	RONI (Historical)
	Class A	Class B	NET Power (Historical)	Pro Forma Combined
As of and for the year ended December 31, 2022
Weighted average shares outstanding – basic and diluted (RONI); Weighted average units outstanding (NET Power)	34,502,500	8,625,000	3,702,803	211,233,059
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$0.09	$0.09	$(14.79)	$(0.30)
As of and for the three months ended March 31, 2023
Book value per share(1)	$(1.06)	$(1.06)	$17.40	$11.40
Weighted average shares outstanding – basic and diluted (RONI); Weighted average units outstanding (NET Power)	34,502,500	8,625,000	3,748,476	211,233,059
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$(0.05)	$(0.05)	$(4.55)	$(0.08)

(1)	Book value per share = Total equity/shares outstanding. For the pro forma combined book value per share, total equity is derived using 211,233,059 shares.